                                                                    Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges


                                CSX CORPORATION

                      Ratio of Earnings to Fixed Charges

                             (Millions of Dollars)

                                                      FOR THE FISCAL
                                                      QUARTERS ENDED                   FOR THE FISCAL YEARS ENDED
                                                    ------------------     ------------------------------------------------------
                                                    MAR. 27,  MAR. 28,     DEC. 26,    DEC. 27,    DEC. 29,   DEC. 30,   DEC. 31,
                                                      1998      1997         1997        1996        1995       1994       1993
                                                    --------  --------     --------    --------    --------   --------   --------
EARNINGS:
       Earnings Before Income Taxes                    $ 129     $ 233       $1,183      $1,316      $  974     $1,006     $  633
       Interest Expense                                  124        84          451         249         270        281        298
       Amortization of Debt Discount                       -         -            4           2           2          3          1
       Interest Portion of Fixed Rent                     45        48          197         189         184        206        206
       Undistributed (Earnings) Loss of Affiliates
          Accounted for Using the Equity Method          (36)       (1)        (150)         (6)          3         10          7
       Minority Interest                                   7        10           41          42          32         21         14
                                                    --------  --------     --------    --------    --------   --------   --------
Earnings, as Adjusted                                  $ 269     $ 374       $1,726      $1,792      $1,465     $1,527     $1,159
                                                    ========  ========     ========    ========    ========   ========   ========

FIXED CHARGES:
       Interest Expense                                  124        84          451         249         270        281        298
       Capitalized Interest                                -         1            3           5           6          9          6
       Amortization of Debt Discount                       -         -            4           2           2          3          1
       Interest Portion of Fixed Rent                     45        48          197         189         184        206        206
                                                    --------  --------     --------    --------    --------   --------   --------
Fixed Charges                                          $ 169     $ 133       $  655      $  445      $  462     $  499     $  511
                                                    ========  ========     ========    ========    ========   ========   ========


Ratio of Earnings to Fixed Charges                       1.6x      2.8x         2.6x        4.0x        3.2x       3.1x       2.3x
                                                    ========  ========     ========    ========    ========   ========   ========